UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

LAKE SHORE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Lake Shore Bancorp, Inc., which will be held on May 21, 2014 in The Lighthouse Room of the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time.

Shareholders are being asked to elect three directors, to approve, on an advisory basis, a non-binding resolution regarding the compensation of our named executive officers, to ratify the appointment of our independent registered public accounting firm and to transact such other business as may properly come before the 2014  annual meeting.  Your Board of Directors unanimously recommends that you vote FOR each of the nominees for director,  FOR the non-binding resolution approving, on an advisory basis, the compensation of our named executive officers (“say-on-pay”),  and FOR the ratification of the appointment of ParenteBeard LLC as our independent registered public accounting firm.

The Notice of Annual Meeting of Shareholders and Proxy Statement further describes the business to be transacted at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Lake Shore Bancorp, Inc. and you will have an opportunity to ask questions.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet.  On or about April 10, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote online.  The Notice also explains how you may request to receive a paper copy of the Proxy Statement and Annual Report, as well as a paper proxy card.

Whether or not you are able to attend the meeting,  and regardless of the number of shares you own, your vote is important and we encourage you to vote promptly.  You may vote your shares via a toll-free telephone number, over the Internet or on a paper proxy card if you request one.  Instructions regarding the methods of voting are contained on the Notice and proxy card.  Voting by proxy will not prevent you from voting in person at the annual meeting, but will ensure that your vote is counted if you are unable to attend.

The Board of Directors and the employees of Lake Shore Bancorp, Inc. are committed to our continued success and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely yours,

/s/ Daniel P. Reininga
Daniel P. Reininga
President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (716) 366-4070

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 21, 2014
Time:	8:30 a.m., Eastern Time
Place:	The Lighthouse Room of the Clarion Hotel
30 Lake Shore Drive East
Dunkirk, New York 14048

At the annual meeting, we will ask you to:

1.

Elect three Class Three directors to serve for a three-year term expiring at the 2017 annual meeting of shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, the following three candidates have been nominated by our Board of Directors:

Class Three Directors:

•     Susan C. Ballard             •     Reginald S. Corsi

•     Daniel P. Reininga

2.	Approve, on an advisory basis, a non-binding resolution regarding the compensation of our named executive officers;

3.	Ratify the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and

4.	Transact such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business

The Board of Directors has fixed March 24, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Lori Danforth
Lori Danforth
Corporate Secretary
Dunkirk, New York
April 10, 2014

You are cordially invited to attend the annual meeting of shareholders.  It is important that your shares be represented regardless of the number of shares you own.  The Board of Directors urges you to vote your shares promptly.  You may vote your shares via a toll-free telephone number, over the Internet or on a paper proxy card if you request one. Voting your shares via proxy will not prevent you from voting in person if you attend the annual meeting.

LAKE SHORE BANCORP, INC.
31 East Fourth Street
Dunkirk, New York 14048
(716) 366-4070

PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 21, 2014

INFORMATION ABOUT THE ANNUAL MEETING

General

The Board of Directors of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp,” “Company,”  “we,” “us” or “our”) is soliciting proxies from the holders of Lake Shore Bancorp’s issued and outstanding common stock, par value $0.01 per share, as of the close of business on March 24, 2014, for use at the upcoming annual meeting of shareholders and at any adjournment or postponement thereof. The annual meeting will be held on May 21, 2014 in The Lighthouse Room at the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time.

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, was formed in April 2006 in connection with the reorganization of Lake Shore Savings and Loan Association into the federal mutual holding company form of organization. In connection with the reorganization, Lake Shore Savings and Loan Association changed its name to Lake Shore Savings Bank (“Lake Shore Savings”).  Lake Shore Bancorp, owns all of the outstanding common stock of Lake Shore Savings and directs, plans and coordinates Lake Shore Savings’ business activities. As more fully described later in this proxy statement, at the annual meeting we will ask you to elect three directors,  to approve, on an advisory basis, a non-binding resolution regarding the compensation of our named executive officers, to ratify the appointment of our independent registered public accounting firm and to transact such other business as may properly come before the 2014 annual meeting or at any adjournment or postponement thereof.  The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2014

On April 10, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders entitled to vote, which contains instructions on how to access this proxy statement and the 2013 annual report and how to vote.  You may also request that a printed copy of the proxy materials be sent to you.  You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice.  The proxy materials are all available on the internet at the following website: www.cfpproxy.com/5992.

In  accordance with Securities and Exchange Commission (“SEC”) rules, the materials on the foregoing website are searchable, readable and printable, and the website does not use “cookies,” track user moves or gather any personal information.

Who Can Vote

Our Board of Directors has fixed the close of business on March 24, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on such date will be entitled to vote at the annual meeting. On March 24, 2014, there were 6,619,203 shares of our common stock issued and 5,910,835 shares outstanding, of which 3,636,875 of those shares, or 61.5%, are owned by Lake Shore, MHC, our top-tier federal mutual holding company.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. Because Lake Shore, MHC owns greater than a majority of our outstanding shares of common stock, representation of Lake Shore, MHC at the annual meeting will constitute a quorum. We will include proxies marked as abstentions and broker non-votes, as applicable, to determine the number of shares present at the annual meeting.

How Many Votes You Have

Each holder of shares of common stock outstanding on March 24, 2014 will be entitled to one vote for each share held of record at the annual meeting.

How To Vote

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via telephone or the Internet.  For those shareholders who request a paper proxy card, instructions for voting via telephone and the Internet are set forth on the proxy card.  Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.  All properly executed proxies we receive prior to the annual meeting will be voted in accordance with the instructions marked on the proxy card. In the event you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the proposals identified in the Notice of the Annual Meeting of Shareholders.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your broker or other holder of record to vote personally at the annual meeting.

If any other matter is presented at the annual meeting, the Board of Directors will vote the shares represented by all properly executed proxies on such matters as a majority of our Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

Vote by Lake Shore, MHC

As of March 24, 2014,  Lake Shore, MHC owned 61.5% of the outstanding shares of our common stock. Those shares will be voted in accordance with the instructions of Lake Shore, MHC’s Board of Directors.    Lake Shore, MHC is expected to vote FOR the election of each of the nominees for director,  FOR the non-binding resolution approving, on an advisory basis, the compensation of our named executive officers (“say-on-pay”), and FOR ratifying the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters.

Vote Required

• Election of Directors.  The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” the nominee. You may not vote your shares cumulatively for the election of directors. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to the election of directors, and any such “broker non-votes” will not be deemed a vote cast.  Because Lake Shore, MHC owns more than 50% of our outstanding shares, we expect that Lake Shore, MHC will control the outcome of the vote on this proposal. Lake Shore, MHC intends to vote for the nominees.

• Advisory Vote on Compensation of Named Executive Officers.  The non-binding resolution approving, on an advisory basis, the compensation of our named executive officers (“say-on-pay”) will be approved if a majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on this proposal are voted in favor of the proposal.  If you “abstain” from voting on this proposal, it will not be voted or treated as a vote cast, although it will be counted for purposes of determining whether a quorum is present.  Accordingly, an abstention will not affect the outcome of the proposal.  Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to the proposal, and any such “broker non-votes” will not be deemed a vote cast.     Because Lake Shore, MHC owns more than 50% of our outstanding shares, we expect that Lake Shore, MHC will control the outcome of the vote on this proposal.  Lake Shore, MHC intends to vote for this proposal.

• Ratification of the Appointment of ParenteBeard LLC.  The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify this proposal.   Brokers are entitled to use their discretion to vote uninstructed proxies with respect to this proposal.  If you “abstain” from voting on this proposal, it will not be voted or treated as a vote cast, although it will be counted for purposes of determining whether a quorum is present.  Accordingly, an abstention will not affect the outcome of the proposal. Because Lake Shore, MHC owns more than 50% of our outstanding shares, we expect that Lake Shore, MHC will control the outcome of the vote on this proposal.  Lake Shore, MHC intends to vote for this proposal.

Revocability of Proxies

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our Corporate Secretary;
•	submitting a new proxy over the Internet or by telephone;
•	submitting a signed proxy card bearing a later date; or
•	attending the annual meeting and voting in person, but you also must file a written revocation with the Secretary of the annual meeting prior to voting.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

Solicitation of Proxies

We will pay all costs with respect to this Proxy Statement and related materials as well as soliciting proxies from shareholders. Regular employees of Lake Shore Bancorp and Lake Shore Savings may solicit proxies in person, by mail, or by telephone, but no employee will receive any compensation for solicitation activities in addition to his or her regular compensation. Expenses may include the charges and expenses of brokerage houses, nominees, custodians, and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

Based on filings made with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of March 24, 2014, the only persons known by us to be beneficial owners of more than 5% of our common stock are set forth in the following table. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of any shares of common stock (1) over which he or she has or shares, directly or indirectly, voting or investment power; or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 24, 2014. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Lake Shore, MHC 125 East Fourth Street Dunkirk, NY 14048	3,636,875(2)	61.5%

(1)Calculated on the basis of 5,910,835 shares of common stock, the total number of shares of common stock outstanding as of March 24, 2014.

(2)Based on information reported by Lake Shore, MHC in a Schedule 13D filing with the SEC on April 13, 2006.

Security Ownership of Management

The following table sets forth information about the shares of common stock beneficially owned by each of our directors and each of our “Named Executive Officers” identified in the Summary Compensation Table that appears later in this proxy statement, and all of our directors and executive officers as a group as of March 24, 2014. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Susan C. Ballard, Director	1,000	*
Tracy S. Bennett, Director	5,000 (2)	*
Sharon E. Brautigam, Director	15,622 (3)	*
Reginald S. Corsi, Director	21,207 (4)	*
Rachel A. Foley, Chief Financial Officer and Treasurer	33,064 (5)	*
Nancy L. LaTulip, Vice President	1,694 (6)	*
David C. Mancuso, Director	77,640 (7)	1.3%
Daniel P. Reininga, President, Chief Executive Officer and Director	72,877 (8)	1.2%
Kevin M. Sanvidge, Director	1,000	*
Beverley J. Sutton, Internal Auditor	13,654 (9)	*
Gary W. Winger, Chairman of the Board	20,807 (10)	*
Nancy L. Yocum, Vice Chairperson of the Board	21,307 (11)	*
All directors and executive officers as a group (12 persons)	459,440 (12)	7.8%

*Less than 1.00% of common stock outstanding.

(1)

Percentages with respect to each person or group of persons have been calculated on the basis of 5,910,835 shares of common stock, the total number of shares of common stock outstanding as of March 24, 2014, plus the number of shares that each person or group of persons have the right to acquire within 60 days of March 24, 2014.

(2)	Includes 4,000 shares held in Mr. Bennett’s individual retirement account.
(3)	Includes 9,737 shares that Ms. Brautigam may acquire by exercise of options on March 24, 2014 or 60 days thereafter. Also includes 350 shares held by Ms. Brautigam’s spouse.
(4)	Includes 11,635 shares that Mr. Corsi may acquire by exercise of options on March 24, 2014 or 60 days thereafter and 6,002 shares held in Mr. Corsi’s individual retirement account.
(5)

Includes 17,073 shares that Ms. Foley may acquire by exercise of options on March 24, 2014 or 60 days thereafter.  Also includes 200 shares of common stock jointly held with Ms. Foley’s mother, 500 shares held by Ms. Foley’s spouse and 2,981 vested shares held in Lake Shore Bancorp’s Employee Stock Ownership Plan.

(6)	Includes 1,194 shares held by Mrs. LaTulip in Lake Shore Bancorp’s Employee Stock Ownership Plan. Mrs. LaTulip is an officer of Lake Shore Savings Bank only.
(7)	Includes 50,585 shares that Mr. Mancuso may acquire by exercise of options on March 24, 2014 or 60 days thereafter and 13,246 shares held in Mr. Mancuso’s individual retirement account.
(8)

Includes 26,865 shares that Mr. Reininga may acquire by exercise of options on March 24, 2014 or 60 days thereafter, 17,000 shares held by trust, 900 shares held by Mr. Reininga’s spouse, 2,600 shares held by children of Mr. Reininga, 6,000 shares held by G.H. Graf Realty Corporation, Inc. which are pledged as collateral for loans held by G.H. Graf Realty Corporation, Inc., and 1,561 shares held in Lake Shore Bancorp’s Employee Stock Ownership Plan that are 60% vested over which Mr. Reininga has sole voting power.  Also includes 2,380 shares of unvested restricted stock over which Mr. Reininga has sole voting power but no investment power.

(9)

Includes 11,382 shares that Ms. Sutton may acquire by exercise of options on March 24, 2014 or 60 days thereafter.  Also includes 1,972 vested shares held in Lake Shore Bancorp’s Employee Stock Ownership Plan.

(10)	Includes 10,749 shares that Mr. Winger may acquire by exercise of options on March 24, 2014 or 60 days thereafter and 1,600 shares held in Mr. Winger’s individual retirement account.

(11)	Includes 10,749 shares that Ms. Yocum may acquire by exercise of options on March 24, 2014 or 60 days thereafter and 500 shares held by Ms. Yocum’s spouse.
(12)

The amount of shares for all directors and executive officers as a group includes 174,568 shares held by the Lake Shore Bancorp, Inc. Employee Stock Ownership Plan Trust that have not been allocated to eligible participants as of March 24, 2014, over which the Compensation Committee may be deemed to have sole investment power, except in limited circumstances, thereby causing each committee member to be a beneficial owner of such shares. Each member of the Compensation Committee disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to the members of this committee individually. As of March 24, 2014, 52,346 shares were allocated to participants pursuant to the Employee Stock Ownership Plan.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our charter provides that we must have between five and fifteen directors.  The Board of Directors is currently comprised of nine members, and is divided into three classes. Our directors serve staggered three-year terms such that usually only one class (one-third of the directors) is elected each year.

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the three individuals listed in the table below for election as directors at the annual meeting.    Class Three directors will serve a three-year term, if elected. If you elect the nominees, they will hold office for the term set forth opposite their names or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may be voted for another nominee proposed by the Board of Directors.

Name	Age(1)	Term Expires	Class	Position(s) Held With Lake Shore Bancorp	Director Since

Susan C. Ballard	50	2017	Three	Director	2012
Reginald S. Corsi	72	2017	Three	Director	2008
Daniel P. Reininga	55	2017	Three	Director	1994(2)

(1)As of March 24, 2014.

(2)Includes service as a director of Lake Shore Savings and Loan Association.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance guidelines, the Board of Directors does not involve itself in our day-to-day operations; our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors and its committees, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to us. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisors.

Business Experience of Directors

The principal occupation and business experience of each director and director nominee is set forth below. All directors have held their current positions for at least five years unless otherwise indicated.

Name	Age*	Description
Susan C. Ballard Director since 2012	50

Ms. Ballard is nominated to serve as a director for a term expiring at the 2017 annual meeting.  Ms. Ballard became the Sales Manager at Essex Homes of Western New York, Inc., a custom home builder located in Clarence, New York, in January 2013.  She was previously the Vice President of Patrick Custom Homes, a residential construction and real estate development company located in East Amherst, New York.

Experience, Qualifications & Skills.  Ms. Ballard has a Bachelor of Business Administration degree from the University of Notre Dame.  As Sales Manager at Essex Homes, Ms. Ballard is responsible for directing residential sales, product development and marketing for luxury custom homes.  As Vice President of Patrick Custom Homes from 2005 until 2012, Ms. Ballard was responsible for directing residential sales, production and warranty servicing operations, as well as being responsible for oversight, planning and management of real estate objectives in construction, land development and property management.  Ms. Ballard has significant business experience and general management skills, including marketing and networking skills, from her 25 years of business experience in Western New York.  Ms. Ballard has served on the Board of Directors of the Buffalo Niagara Builders Association in Buffalo, New York and is a member of numerous business and community organizations.  She is currently a member of the Nominating and Governance Committee and the Compensation Committee.  The Board of Directors believes that Ms. Ballard’s experience in real estate construction and development makes her an excellent candidate for director of the Company.

Name	Age*	Description
Tracy S. Bennett Director since 2010	63

Mr. Bennett’s current term will expire at the 2016 annual meeting.  Mr. Bennett was the Vice President for Administration at the State University of New York at Fredonia (SUNY Fredonia), a position he held from 1997 to November 2010.  Mr. Bennett was also the President of the SUNY Fredonia Faculty-Student Association and he served on a number of campus committees.  He owns a tax preparation business in Westfield, New York serving over 850 clients and is a certified public accountant in New York State.

Experience, Qualifications & Skills.  Mr. Bennett has a Bachelor of Science degree in Public Accounting from SUNY Albany.  As Vice President for Administration at SUNY Fredonia, he was responsible for the supervision and development of a $90 million campus-wide budget and a $300 million capital budget plan, along with managing over 300 employees in the areas of Financial Services, Human Resources, Facilities and Campus Services.  Mr. Bennett has over 30 years of experience in the fields of accounting, business, finance, capital planning, budget development and administration.  He formerly served as the treasurer for the SUNY Fredonia Federal Credit Union.  Mr. Bennett is currently a member of the Audit/Risk Committee and is qualified to be named as a “financial expert” on this committee.  The Board of Directors believes that Mr. Bennett’s experience in finance and administration makes him qualified to serve as a director of the Company.

Name	Age*	Description
Sharon E. Brautigam Director since 2004	57

Ms. Brautigam’s current term will expire at the 2016 annual meeting. She is a partner in the law firm of Brautigam & Brautigam, LLP in Fredonia, New York, where her practice is concentrated in real estate transactions, estates, trusts and elder law.

Experience, Qualifications & Skills.  Ms. Brautigam has a Bachelor of Arts degree from Houghton College and a J.D. from Cornell Law School.  Ms. Brautigam has extensive experience representing borrowers as their attorney in connection with residential real estate purchases and mortgage refinancing.  She has also represented a number of clients in connection with commercial mortgage financing.  She has the legal training and skills to analyze and help ensure compliance with the various laws and regulations to which the Company is subject. Ms. Brautigam is currently the Chairperson of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.  The Board of Directors believes that Ms. Brautigam’s legal expertise makes her qualified to serve as a director of the Company.

Reginald S. Corsi Director since 2008	72

Mr. Corsi is nominated to serve as a director for a term expiring at the 2017 annual meeting.  Mr. Corsi was the Executive Vice President and Chief Operations Officer of Lake Shore, MHC, Lake Shore Bancorp and Lake Shore Savings until his retirement in March 2008.  Prior to joining Lake Shore Savings, Mr. Corsi was Vice President of M&T Bank.

Experience, Qualifications & Skills.  Mr. Corsi has 48 years of experience in the banking industry, having served as branch manager, operations officer and commercial loan officer.  He has extensive experience in completing credit reviews of loans and is familiar with managing credit risk.  He has financial acumen, familiarity with bank operations and knowledge of internal controls, and has served as an officer or a member of various boards in the Dunkirk/ Fredonia community while working in the banking industry. Mr. Corsi is currently a member of the Audit/Risk Committee and is a former member of the Asset/Liability Committee.  The Board of Directors believes that Mr. Corsi’s experience in the banking industry makes him an excellent candidate for director of the Company.

Name	Age*	Description
David C. Mancuso Director since 1998	68

Mr. Mancuso’s current term will expire at the 2015 annual meeting.  Mr. Mancuso was the former President and Chief Executive Officer of Lake Shore, MHC, Lake Shore Bancorp and Lake Shore Savings until his retirement in January 2011. He was employed in various positions at Lake Shore Savings since 1965. He became President and Chief Executive Officer of Lake Shore Savings in 1993. Mr. Mancuso was a member of the New York State Banking Board from 2001 until 2006.

Experience, Qualifications & Skills.  Mr. Mancuso has 45 years of banking experience and has been involved in multiple bank functions, including branch manager, operations, compliance, loan officer, and has served in many management functions.  He has an Associate degree in Business Administration and Accounting from Bryant and Stratton.  For 18 years he served as President & Chief Executive Officer of the Company and oversaw its growth from two to ten branches, and the conversion of the Company from a mutual organization to a Mutual Holding Company with publicly traded stock.  He was a major contributor to the Company’s extensive growth during his tenure as President and Chief Executive Officer.  He has served as an officer or a member of numerous community organizations within the past 45 years.  Mr. Mancuso is currently the Chairperson of the Asset/Liability Committee.  The Board of Directors believes that Mr. Mancuso’s experience in the banking industry and at the Company and Lake Shore Savings makes him qualified to serve as a director of the Company.

Name	Age*	Description
Daniel P. Reininga Director since 1994	55

Mr. Reininga became President and Chief Executive Officer of Lake Shore, MHC, Lake Shore Bancorp and Lake Shore Savings on January 28, 2011.  He previously served as the Executive Vice President and Chief Operating Officer of the Company, a position he held from January 1, 2010 through January 27, 2011.  He is nominated to serve as a director for a term expiring at the 2017 annual meeting.  He served as Vice Chairman of the board from 2003 until June 2010.  Mr. Reininga served as President of G.H. Graf Realty Corporation, Inc. a real estate investment company located in Dunkirk, New York that is involved in real estate development and leasing, from 1993 through December 2009.  Mr. Reininga currently serves as the Chairman of the Board of G.H. Graf Realty Corporation, Inc.

Experience, Qualifications & Skills.  Mr. Reininga has a Bachelor of Science degree from Allegheny College and a Master of Business Administration degree from University of South Florida.  He has completed the American Bankers Association (ABA) course in Advanced Asset and Liability Management and is a graduate of the ABA Stonier National Graduate School of Banking.  Mr. Reininga has a sound knowledge of bank risks, internal controls and bank operations. He has served as Chairman of a family-owned real estate investment company for over fifteen years.  In connection with the family-owned business he has been responsible for the financial and general management of seven small companies. He is also involved in numerous community and non-profit organizations, either as a board member or a committee member.  Mr. Reininga has previously served as the Chairperson of the Asset/Liability Committee, and has served on the Audit/Risk and Loan Committees.  He is currently a member of the Asset/Liability Committee.  The Board of Directors believes that Mr. Reininga’s experience in the banking and real estate industries and at the Company and Lake Shore Savings makes him qualified to serve as the President and Chief Executive Officer and makes him an excellent candidate for director of the Company.

Name	Age*	Description
Kevin M. Sanvidge Director since 2012	59

Mr. Sanvidge’s current term will expire at the 2016 annual meeting.  Mr. Sanvidge is currently retired.  He was the former Executive Vice President of Administration and Supply Chain at Cliffstar Corporation in Dunkirk, New York, a private label juice and beverage manufacturer, a position he held from 2006 until 2012.  Mr. Sanvidge began his tenure at Cliffstar Corporation in 1999 as Vice President of Human Resources, and was promoted to Senior Vice President of Human Resources and Administration in 2003.

Experience, Qualifications & Skills. Mr. Sanvidge has a Bachelor of Arts degree in Economics and Political Science from Concordia University and has completed the Executive Management Seminar at Rensselaer Polytechnic Institute. As Executive Vice President for Cliffstar Corporation, Mr. Sanvidge was responsible for supply chain management, information services, customer service, logistics, human resources and quality assurance and grower relations.  He is currently a member of the ECR International Board of Directors and serves as the Chairman of its Compensation Committee.  He has served as an officer or member of several community and business organizations in Chautauqua County over the last 20 years.  Mr. Sanvidge is currently the Chairperson of the  Compensation Committee and a member of the Nominating and Governance Committee.  The Board of Directors believes that Mr. Sanvidge’s business and finance experience makes him qualified to serve as a director of the Company.

Name	Age*	Description
Gary W. Winger Director since 1997	69

Mr. Winger’s current term will expire at the 2015 annual meeting.  He has been the Chairman of the Board of Directors for Lake Shore Bancorp, Inc., Lake Shore Savings Bank and Lake Shore, MHC since the 2013 Annual Meeting.  Mr. Winger has been a principal of Compass Consulting, Inc. in Auburn and Jamestown, New York and Venice, Florida, a firm that provides consulting services in the area of higher education, since July 2002. From 1975 until June 2002, Mr. Winger was the Dean of Administration and Development and Chief Financial and Development Officer of Jamestown Community College in Jamestown, New York.

Experience, Qualifications & Skills.  Mr. Winger has a Bachelor of Arts degree in Business Administration from Ohio Northern University and a Master of Business Administration degree, with a specialty in finance, from the University of Pittsburgh.  As a college administrator, Mr. Winger was responsible for finance, human resources, facilities, information technology and development with a $20 million budget and 500 full and part-time employees, resulting in 27 years of senior management experience.  Mr. Winger is currently a member of the Asset/Liability Committee.     He has previously served as the Chairperson of the Compensation Committee and served as a member of the Audit/Risk and the Nominating and Corporate Governance committees.  The Board of Directors believes that Mr. Winger’s business and finance experience makes him qualified to serve as the Chairman and as a director of the Company.

Name	Age*	Description
Nancy L. Yocum Director since 1995	67

Ms. Yocum’s current term will expire at the 2015 annual meeting.  Ms. Yocum has been the Vice Chairperson of the Board of Directors for Lake Shore Bancorp, Inc., Lake Shore Savings Bank and Lake Shore, MHC since the 2013 Annual Meeting.  Ms. Yocum is currently retired.  She was formerly a practicing certified public accountant. From 1999 until November 2012, she was a partner in the firm of Brumfield & Associates in Fredonia, New York where her practice was concentrated in estates and trusts.

Experience, Qualifications & Skills.  Ms. Yocum has an Associate Degree in Business Administration and Accounting from Bryant and Stratton and a Bachelor of Science degree in Accounting from the State University of New York at Fredonia.  Ms. Yocum has been involved in the financial field since 1975 and has owned and operated her own accounting and tax preparation service business, specializing in estates and trusts, since 1985.  She is an enrolled agent with the IRS and has extensive experience representing both private individuals and businesses in connection with tax matters.  She has served as an officer or a member of numerous community organizations.  She is currently the Chairperson of the Audit/Risk Committee.  She is also the “financial expert” for the Audit/Risk Committee.  She has previously served on the Nominating and Corporate Governance Committee.  The Board of Directors believes that Ms. Yocum’s experience in finance and tax matters makes her qualified to serve as a director of the Company.

_____________________

*As of March 24, 2014

Meetings of the Board of Directors

The Board of Directors held a total of twelve regular meetings and one special meeting during 2013. Each incumbent director attended at least 75% of the meetings of the Board of Directors held during the time in which they served as director, plus meetings of committees on which that particular director served during this period.

It is our policy that all directors and director nominees should attend the annual meeting of shareholders.  In accordance with such policy, all directors attended the 2013 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors.

COMPENSATION OF DIRECTORS

Director Compensation

Meeting Fees.  We pay a fee to each of the non-employee directors for attendance at Board of Directors meetings.  On each meeting date, the board members are required to attend a board meeting for Lake Shore Savings Bank, as well as Lake Shore Bancorp, Inc. and Lake Shore, MHC, if there are agenda items up for discussion.  Only one meeting fee is paid for attendance at the three board meetings on the meeting date.   During 2013, directors received $1,400 for Board meetings attended in person and $1,050 for Board meetings attended telephonically.  Directors also received fees for membership on the Board’s committees. The Chairman of the Board of Directors received an annual retainer of $28,000.  The Chairperson of each board committee received an annual retainer of $6,000, with the exception of the Audit/Risk Committee Chairperson.  Effective June 2013, the annual retainer for the Audit/Risk Committee Chairperson increased from $6,000 to $10,000.  The annual retainer for committee members of the Compensation, Asset/Liability and Nominating and Corporate Governance Committees was $3,000 in 2013.  The annual retainer for committee members of the Audit/Risk Committee was increased from $3,000 to $5,000 effective June 2013.  Members of the Board of Directors who are also employees do not receive director fees.

Supplemental Benefit Plans for Non-Employee Directors.  Lake Shore Savings entered into a supplemental benefit plan in 1999 (the “1999 Plan”) and in 2001 (the “2001 Plan”) with each of its then non-employee directors, (i.e., the 1999 Plan excluded Ms. Ballard, Mr. Bennett, Ms. Brautigam, Mr. Corsi, Mr. Mancuso, and Mr. Sanvidge). Under the 1999 Plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 70 equal to $18,105 per year based upon 21 years of service as a director to Lake Shore Savings (or an earlier retirement age if 21 years of service is attained prior to age 70) with the annual benefit payable reduced proportionately for each year of service as a director less than 21 years attained at age 70.

In 2007, Lake Shore Savings amended the 2001 Plan, and added Ms. Brautigam as a participant.  Under the 2001 Plan, each participant is fully vested in their benefit.  The benefit is equal to 2% of the director’s average final pay (which is projected at the time the participant enters the plan) multiplied by the director’s years of service, with a maximum of 40% of final average pay.  The benefit is payable over a period of fifteen years in monthly installments commencing at age 72, with the annual benefit reduced in the event of a termination of service prior to age 72. In addition, in the event of a change of control, the director is treated as having attained age 72 for purposes of benefit payments.

In 2013, Mr. Corsi and Mr. Mancuso received distributions pursuant to the supplemental benefit plan for executives, as a result of prior service to the Company.  In 2013, Mr. Corsi received $19,639 under the 1999 plan and $25,370 under the 2001 plan.  In 2013, Mr. Mancuso received $87,093 under the 1999 plan and $84,104 under the 2001 plan.

Ms. Ballard, Mr. Bennett and Mr. Sanvidge became participants in the 2001 Plan in January 2013.  Under the 2001 Plan, Ms. Ballard, Mr. Bennett and Mr. Sanvidge, respectively, will be entitled to an annual benefit in the amount of  $15,635, $6,492 and $8,613, respectively, payable over a period of fifteen years, provided that the director retires on or after age 72.  In the event Ms. Ballard, Mr. Bennett and Mr. Sanvidge terminate service before age 72, the directors will be entitled to a reduced benefit.  Notwithstanding the foregoing, Ms. Ballard and Mr. Sanvidge are not entitled to any benefits if either ceases to serve as a director prior to January 31, 2015.  In addition, in the event of a change in control, Ms. Ballard, Mr. Bennett and Mr. Sanvidge will be treated as having attained age 72 for purposes of benefit payments.  If a termination of service occurs within two years following a change in control, the payments will be made by lump sum instead of over a fifteen year period.

In connection with Mr. Reininga’s appointment to Executive Vice President and Chief Operating Officer on January 1, 2010, his participation in the supplemental benefit plans for non-employee directors  was terminated and he entered into a supplemental benefit plan for executives, as further described in the “Executive Officer Compensation – Compensation Plans – Supplemental Employee Retirement Plans” section elsewhere in this proxy statement.

Stock Option and Recognition and Retention Plan.  Our directors are eligible to participate in the Lake Shore Bancorp, Inc. 2006 Stock Option Plan and the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan. These benefit plans are discussed under the “Executive Officer Compensation—2006 Stock Option Plan” and “—2006 Recognition and Retention Plan” section elsewhere in this proxy statement.

Non-employee directors are granted awards under the 2006 Stock Option Plan and the 2006 Recognition and Retention Plan for the purpose of aligning non-employee director interests with shareholder interests and to aid in the retention of such directors.  The allocation of awards to non-employee directors is made based on the director’s responsibilities and years of service at the time of grant.  Directors who hold the title of chairman or vice-chairman, or who were a committee chairman, receive a greater allocation of awards than those who did not hold such positions.

The following table sets forth information regarding compensation earned by our non-employee directors during the last fiscal year.

(1) (2)(4)	(3)(4)		(5)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(4)	Option Awards ($) (3)(4)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (5)	Total ($)

Susan C. Ballard	$22,950	$-	$-	$-	$3,816	$26,766
Tracy S. Bennett	$22,367	$-	$-	$-	$3,816	$26,183
Sharon E. Brautigam	$25,950	$-	$-	$-	$4,356	$30,306
Michael E. Brunecz(6)	$18,667	$-	$-	$-	$8,016	$26,683
Reginald S. Corsi	$22,917	$-	$-	$-	$4,343	$27,260
James P. Foley(7)	$8,250	$-	$-	$-	$3,816	$12,066
David C. Mancuso	$22,800	$-	$-	$-	$4,104	$26,904
Kevin M. Sanvidge	$24,700	$-	$-	$-	$3,816	$28,516
Gary W. Winger(8)	$35,367	$-	$-	$-	$5,058	$40,425
Nancy L. Yocum	$26,383	$-	$-	$-	$4,770	$31,153

___________________

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year.
(2)	In 2013, there were no grants of restricted stock awards to directors.
(3)	In 2013, there were no grants of stock option awards to directors.
(4)	The aggregate number of outstanding stock awards and option awards as of December 31, 2013 was as follows:
Name	Unvested Stock Awards	Options	Options
		Exerciseable	Unexerciseable
Susan C. Ballard	-	-	-
Tracy S. Bennett	-	-	-
Sharon E. Brautigam	-	9,232	505
Reginald S. Corsi (a)	404	9,991	1,644
David C. Mancuso(b)	-	50,585	-
Kevin M. Sanvidge	-	-	-
Gary W. Winger	-	10,749	-
Nancy L. Yocum	-	10,749	-
(a)

3,415 stock options exerciseable were earned by Mr. Corsi for his service as an officer of the Company.  The remaining unvested stock awards and options were earned by Mr. Corsi for his service as a director of the Company.

(b)	All of the stock options exerciseable were earned by Mr. Mancuso for his service as an officer of the Company.
(5)

Awards may not be made under the 2012 Equity Incentive Plan, which was approved by shareholders in 2012, until the Board of Governors of the Federal Reserve System (“Federal Reserve”) gives its approval.  The Federal Reserve has not yet approved or rejected the equity plan, and consequently, awards could not be made to directors during 2013.  Therefore, amounts in this column represent additional compensation that is approximately equivalent to the value of stock that would have been provided if the plan had been in place and is intended to ensure the director compensation program remains competitive.  Mr. Corsi’s other compensation also includes $113 of dividends paid on unvested shares of stock awarded to the director as part of the 2006 Recognition and Retention Plan.  No director received any perquisites or other personal benefits that exceeded $10,000.

(6)	Mr. Brunecz’s compensation was for service as Chairman of the Board from January 2013 until his retirement at the May 2013 Annual Shareholders meeting.
(7)	Dr. Foley’s compensation was for service as a Director from January 2013 until his retirement at the May 2013 Annual Shareholders meeting.
(8)	Mr. Winger’s compensation for the Chairman position was incorrectly calculated in 2013 due to an administrative error. The correction to his pay was made in 2014 in the amount of $3,000. 19

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that contain a number of corporate governance initiatives designed to comply with NASDAQ corporate governance listing standards, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have also adopted charters for the Audit/Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in order to implement these rules and standards.  The charters for the Audit/Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee were amended in 2013.   Current versions of the Audit/Risk, Compensation and Nominating and Corporate Governance Committee charters are available at our website, www.lakeshoresavings.com under the “Governance Documents” section of the “Investor Relations” page.   The information set forth on our website shall not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that we specifically so provide.

Board of Directors Independence

The Board of Directors is comprised of a majority of directors who qualify as independent according to NASDAQ Stock Market listing standards. Based upon the term “independent” as defined by NASDAQ Stock Market listing standards, the Board of Directors has determined that the following directors and director nominees are independent:  Susan C. Ballard, Tracy S. Bennett, Sharon E. Brautigam, Reginald S. Corsi, Kevin M. Sanvidge, Gary W. Winger and Nancy L. Yocum.  The Board of Directors has determined that Mr. David C. Mancuso will become an independent director effective April 21, 2014.    Mr. Daniel P. Reininga is not an independent director because he is the President and CEO of the Company.  All members of each of the Audit/Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. In addition, the Board of Directors has determined that the members of the Audit/Risk Committee meet the additional independence criteria required for Audit/Risk committee membership under NASDAQ Stock Market listing standards and SEC Rules.   Annually, the Board of Directors reviews the relationships its directors and their affiliates have with the Company,  including the outstanding loans that independent Directors Bennett, Brautigam, Corsi, Mancuso and Yocum and our affiliates have with us, as well as the criteria and standards for determining independence. Upon review, the Board of Directors affirmatively determines which directors are considered independent.

Leadership Structure of the Board of Directors

The positions of Chief Executive Officer of the Company and the Chairman of the Board of Directors are currently held by two different individuals.  Our Chief Executive Officer serves as a Director and the Chairman of the Board is an independent, non-employee director.  We believe that this structure provides strength to the Company by giving the Chief Executive Officer a respected voice on our Board, while at the same time giving leadership of the Board to an independent person who, together with the other Directors, provides active oversight of management and its implementation of the strategic plans of the Board. Each of our Directors serves on one or more of the committees of the Board and actively and regularly participates in the various functions of these committees.  The committee structure enables the duties of the Board to be divided among the Directors.  This division of duties allows each of the Directors to concentrate his or her energies in a focused way on a narrower area of Board responsibility and helps insure that adequate time is being given to the many oversight responsibilities of the Board. We believe that the size of our Board provides a sufficient number of Directors to serve on each of the Board’s committees, but is not so large as to be cumbersome or excessively expensive to the Company.

Risk Oversight by the Board of Directors

The Board of Directors is actively involved in the oversight of risks that could have a material effect on the Company.  This oversight is conducted primarily by the Audit/Risk Committee, with the assistance of other committees of the Board, but the full Board of Directors has retained responsibility for general oversight of risks.  The Board of Directors satisfies this responsibility through full reports by each committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company, including credit, interest rate, liquidity, financial, strategic, reputational, operational, information technology, legal and regulatory risks.  In 2011, the officers responsible for risk oversight formalized their process by creating a risk assessment model to efficiently identify, measure, monitor and control risk.  A summary report resulting from this model is presented to the Board of Directors for review and discussion on a periodic basis.  The Board also oversees risks through the review and approval of policies that are designed to guide operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that is applicable to all officers, directors and employees of Lake Shore Bancorp and its affiliates, including our principal executive officer and principal accounting and financial officer. A copy of the Code of Conduct and Ethics is available at our website, www.lakeshoresavings.com under the “Governance Documents” section of the “Investor Relations” page.   The information set forth on our website shall not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that we specifically so provide.

Committees of the Board of Directors

Our Board of Directors has established the following committees:

Audit/Risk Committee. The Audit/Risk Committee oversees and monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance.  The Audit/Risk Committee retains, oversees and monitors the independence and performance of the Company’s independent registered public accounting firm.  The Audit/Risk Committee also oversees and monitors the independence and performance of the internal audit department and acts as an avenue of communication between the independent registered public accounting firm, management, the internal audit department and the Board of Directors.  The Audit/Risk Committee meets with the external auditors to review quarterly and annual SEC filings, the results of the annual audit and other related matters. As noted above, the Audit/Risk Committee has also accepted responsibility for oversight of the Company’s risk management function.

Directors Bennett, Corsi and Yocum currently serve on the Audit/Risk Committee, with Ms. Yocum serving as its chairperson. All members of the Audit/Risk Committee are independent directors as defined under NASDAQ Stock Market listing standards and SEC Rule 10A-3. Our Board of Directors has determined that Mr. Bennett and Ms. Yocum each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit/Risk Committee has chosen Ms. Yocum to serve as the “financial expert” on behalf of the Company. The Audit/Risk Committee met eight times during 2013.

Compensation Committee. The Compensation Committee evaluates the performance of our management team and recommends compensation based upon that performance. It oversees executive compensation and director compensation by approving salary increases and reviewing general personnel matters such as Named Executive Officer performance evaluations. The Compensation Committee annually reviews, and makes recommendations to the Board of Directors with respect to, the compensation of directors and Named Executive Officers. It is also responsible for approving, evaluating and administering compensation plans, policies and programs.  The Chief Executive Officer will recommend to the Committee proposed salary increases and incentive goals for the Named Executive Officers.  The Compensation Committee will consider the Chief Executive Officer’s proposals, and submit to the full Board of Directors for approval their own recommendations on compensation for Named Executive Officers and directors.  The Chief Executive Officer is not involved in decisions regarding his own compensation.   Directors Ballard, Brautigam,  and Sanvidge currently serve on the Compensation Committee, with Mr. Sanvidge serving as its chairman. All members of the Compensation Committee are independent directors as defined under NASDAQ Stock Market listing standards. The Compensation Committee met five times during 2013.

The Compensation Committee hired Lawrence A. Swift of Effective Pay Practices to serve as a consultant in 2013 and provide recommendations on executive salaries and director fees and other components of compensation based upon comparative data from peer banks and the American Bankers Compensation and Benefits survey.  The peer group consists of approximately twenty banks whose size, geography and business focus are similar to Lake Shore Savings.  Data from the survey is drawn from banks of the same size, type and geography as

Lake Shore Savings.  Since the data is from the previous year it is adjusted to reflect salary increases for the current year and a projection of the percentage increases for the following year in which the salaries will be paid.  Base salaries for the Named Executive Officers are set using a matrix provided by the consultant that provides guidelines for the Compensation Committee to use in determining the appropriate market percentile where each executive’s salary should be placed based upon each executive’s contributions.  The Committee also takes into consideration the achievement of Lake Shore Savings’ strategic plan, goals and performance for the prior year.

Asset/Liability Committee. The Asset/Liability Committee of the Board of Directors is responsible for overseeing the asset/liability management process, including its execution and adherence to defined policies and procedures.  The committee is also responsible for monitoring the activity of its financial advisor, which is responsible for recommending certain balance sheet strategies and investments and providing investment advice to the committee.  Directors Mancuso,  Reininga and Winger currently serve on the committee, with Mr. Mancuso serving as its chairman. The Asset/Liability Committee met five times during 2013.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends the nomination of directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee considers recommendations from shareholders if submitted in a timely manner in accordance with the procedures established by the Committee and applies the same criteria to all persons being considered. The Nominating and Corporate Governance Committee also assists the Board of Directors in monitoring a process to assess Board of Directors’ effectiveness and in developing and implementing our corporate governance guidelines and reviewing and approving all transactions with affiliated parties. The Nominating and Corporate Governance Committee monitors our regulatory compliance and our compliance with our corporate governance guidelines.  In addition, the Nominating and Corporate Governance Committee recommends to the full Board the assignment of Directors to the committees of the Board, which responsibility includes a determination of the independence of individual directors according to the NASDAQ and SEC rules.  The Nominating and Corporate Governance Committee also oversees periodic evaluations of individual Directors and of the full Board of Directors, to insure their effectiveness.  Lastly, the Nominating and Governance Committee assists the Board of Directors in selecting a President and Chief Executive Officer and in selecting a chairperson for the Board of Directors by overseeing the succession process for these positions.  The Committee also ensures that an emergency succession plan for the Chief Executive Officer is in place and is annually updated.

Directors Ballard, Brautigam,  and Sanvidge currently serve on the Nominating and Corporate Governance Committee, with Ms.  Brautigam serving as its chairperson. All members of the Nominating and Corporate Governance Committee are independent directors as defined under NASDAQ Stock Market listing standards. The Nominating and Corporate Governance Committee met five times during 2013.

The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by our shareholders.  If a determination is made that an additional candidate is needed for the board of directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our shareholders.

Shareholders can submit the names of qualified candidates for director by writing to the chairperson of the Nominating and Corporate Governance Committee at 31 East Fourth Street, Dunkirk, New York 14048.  The chairperson must receive a submission not less than 180 days prior to the anniversary date of our proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;
•

the name and address of the shareholder as they appear on our shareholder records, and number of shares of our common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Lake Shore Bancorp, Inc. or its affiliates;
•	detailed information about any relationship or understanding between the proposing shareholder and the candidate; and
•	a statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholder at an annual meeting of shareholders must comply with the procedural and informational requirements described in our bylaws.

Shareholder nominees are analyzed by the committee in the same manner as nominees that are identified by the committee.  We do not pay a fee to any third party to identify or evaluate nominees.  Each of the director nominees were nominated by the non-management, independent directors that comprise the committee.  As of April 10, 2014, the committee had not received any shareholder recommendations for nominees in connection with the annual meeting.

Consideration of Director Candidates

It is the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees with the goal of creating a balance of knowledge, experience and interest on the Board.  The committee evaluates candidates for their character, judgment, business experience and acumen.  The Nominating and Corporate Governance Committee considers the following skills and characteristics when deciding which individuals to nominate for election as director:

•

Skills and Experience:  The Nominating and Corporate Governance Committee recognizes the necessity for directors to bring a variety of skills into the boardroom, including financial expertise, business ownership and development expertise, experience or expertise in dealing with laws and regulations, experience connected with residential and commercial real estate development and lending, and knowledge and experience with technology relevant to the banking industry.  Therefore, the Nominating and Corporate Governance Committee looks for directors who can provide a necessary range of these skills to the Board.

•

Community Involvement:  The Nominating and Corporate Governance Committee recognizes that Lake Shore Savings is a community-based, locally oriented bank with a long history of community involvement.  The Nominating and Corporate Governance Committee considers it crucial that a director be involved in the local community through their occupations and public service as this local knowledge will insure that directors understand the needs of individuals and businesses in the communities served by Lake Shore Savings. Therefore the Nominating and Corporate Governance Committee considers the community contacts and community involvement of any candidate for director.

•

Independence:  The Board of Directors can be composed of both independent directors (as defined by NASDAQ rules) and non-independent directors.  The composition of the Board must be in compliance with NASDAQ rules and it is the Company’s policy that a majority of its directors qualify as independent under NASDAQ rules.  Therefore, the Nominating and Corporate Governance Committee carefully assesses the independence of all candidates for director.

•

Age:  The Nominating and Corporate Governance Committee would like directors to be varied in age, so that each director can bring the unique perspective of his or her generation.  A multi-generational perspective will help insure that Lake Shore Savings remains a viable banking institution both now and for the future.  However, age alone is not a determinative factor in deciding whether to nominate a person as a director.

•

Diversity:  Although the Company does not have a formal diversity policy, the Nominating and Corporate Governance Committee recognizes the value of having gender, racial, ethnic and similar types of diversity represented by its directors, as this diversity will assist Lake Shore Savings in understanding and meeting the needs of all segments of the communities it serves.  However, the diversity any candidate could bring to the Board is not, by itself, a determinative factor in deciding whether to nominate a person as a director.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. For a discussion of the specific backgrounds and qualifications of our current directors and director nominees, see “Information about our Board of Directors – Business Experience of Directors.”

Shareholder Communications with the Board of Directors

Shareholders may contact our Board of Directors, our independent directors as a group, or an individual director by contacting Rachel A. Foley, Investor Relations, Lake Shore Bancorp, Inc., 31 East Fourth Street, Dunkirk, New York 14048. All comments will be forwarded directly to the Board of Directors, the independent directors as a group, or the individual director, as applicable.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

General

Our executive officers serve at the discretion of the Board of Directors. The name, age, length of service and principal occupation of each of our executive officers is set forth in the table below.

Name	Age(1)	With Lake Shore Since	Position(s) Held With Lake Shore Bancorp, Inc.

Daniel P. Reininga(2)(3)	55	1994	President, Chief Executive Officer and Director
Rachel A. Foley(2)	45	1999	Chief Financial Officer and Treasurer
Nancy L. LaTulip(4)	60	2008	Vice President, Commercial and Small Business Lending Erie County
Beverly J. Sutton(2), (4)	44	1993	Internal Auditor

(1)	As of March 24, 2014.
(2)	Includes service with Lake Shore Savings and Loan Association.
(3)

Mr. Reininga began his service with Lake Shore as a director in 1994.  In 2010, he was appointed Executive Vice President and Chief Operating Officer prior to being named President and Chief Executive Officer in 2011.

(4)	An officer of Lake Shore Savings Bank only.

Business Experience of Executive Officers

The business experience for the last five years of each of our executive officers who are not directors is set forth below. The business experience of Mr. Reininga is included above under “Information about our Board of Directors – Business Experience of Directors.”    All executive officers have held their current positions for five years unless otherwise indicated.

Rachel A. Foley is the Chief Financial Officer and Treasurer of Lake Shore Bancorp and Lake Shore Savings. She was appointed Chief Financial Officer of Lake Shore Savings in March 2006 after serving as the Controller since March 1999. Ms. Foley has a Bachelor of Science degree from Allegheny College and a Masters of Business Administration degree in Accounting from the State University of New York at Buffalo.  Prior to joining Lake Shore Savings, Ms. Foley was a Financial Audit Supervisor in the Internal Audit department of M&T Bank.

Nancy L. LaTulip is the Vice President of Retail Banking for Lake Shore Savings Bank.  She joined Lake Shore Savings Bank in 2008 and is responsible for sales and service excellence in the branch system, product review and implementation and the relationship management process as well as commercial loan origination and new business development.  Mrs. LaTulip holds a Bachelor of Arts and Masters of Business Administration in Finance from Canisius College and brings with her experience in banking from Greater Buffalo Savings Bank, First Niagara and Key Bank where she started the small business lending program at each organization. She has twice received the SBA Financial Advocate of the Year award and Athena award nomination.

Beverly J. Sutton is the Internal Auditor for Lake Shore Savings Bank.  She joined Lake Shore Savings Bank in 1993 and worked in various positions before being appointed to the position of Internal Auditor in 1997.  Ms. Sutton is a graduate of the State University of New York College at Fredonia with a Bachelor of Science in Economics.

EXECUTIVE OFFICER COMPENSATION

The discussion provided below reflects the SEC’s executive compensation reporting requirements for “smaller reporting companies.”

Summary Compensation Table

The table below sets forth the compensation paid to or earned by Mr. Reininga, our President and Chief Executive Officer, and our two other most highly compensated officers for fiscal years 2013 and 2012.  Each individual listed in the table below is referred to as a named executive officer.

Name and Principal		Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Position(s)	Year	($)	($)	($)	($)	($)	($)	($)
Daniel P. Reininga	2013	256,134	-	-	51,383	-	36,386	343,903
President and Chief Executive Officer	2012	235,000	-	-	41,329	-	34,953	311,282
Rachel A. Foley	2013	161,183	-	-	33,057	-	26,163	220,403
Chief Financial Officer and Treasurer	2012	144,800	-	-	28,065	-	23,737	196,602
Beverly J. Sutton	2013	107,154	-	-	15,087	-	16,424	138,665
Internal Auditor(6)
(1)	The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	There were no restricted stock awards to named executive officers in 2013 or 2012.
(3)	There were no awards of stock options to named executive officers during 2013 or 2012.
(4)

Represents the annual bonus paid to each Named Executive Officer pursuant to the Annual Incentive Plan.  The payment amounts vest on December 31st.  The bonus was paid based on achieving organizational and individual goals.   A threshold must be achieved before a bonus is paid for any of the goals.  For the President and CEO and the Chief Financial Officer, bonuses of 10% of base salary are paid if the threshold is reached,

15% of base salary if the target is reached and 25% of salary if the exceptional is reached, with percentages being based on job responsibilities.  For the Internal Auditor, a bonus of 7.5% of base salary is paid if the threshold is reached, 10% of base salary if the target is reached and 15% of salary if the exceptional is reached, with percentages being based on job responsibilities. Bonus amounts are prorated if achieved between these levels, but capped at the exceptional level.   Goals at the threshold level are 90% of those at the target level and goals at the exceptional level are 120% of the target level.   The individual metrics and weights used to calculate the bonuses in 2013 and 2012 were as follows:

2013 and 2012 Metric	2013 and 2012 Weight		2013	2013 Weight
			Metric
	Reininga	Foley		Sutton
Return on average assets	25%	10%	Return on average assets	10%
Net Interest Margin	10%	15%	Efficiency ratio	15%
Residential lending	10%	5%	Corporate goals	20%
Commercial lending	10%	5%	Individual goals	20%
Efficiency ratio	10%	15%	Auditing goals	35%
Corporate goals	20%	20%
Individual goals	15%	30%

Mr. Reininga, Ms. Foley and Ms. Sutton received 20.57%, 20.9% and 14.37%, respectively, of base salary in 2013.  Mr. Reininga and Ms. Foley received 17.59% and 19.38%, respectively, of base salary in 2012.

(5)	For 2013, the amounts in this column reflect what the Company paid for, or reimbursed, the applicable named executive officer, as set forth in the following table:

		Employer Contribution to 401(k) Plan	ESOP Contributions(b)	Supplemental Executive Retirement Plan Tax Reimbursements	Dividend On Unvested Stock Awards	Life Insurance Premiums in excess of $50,000
Name(a)	Year	($)	($)	($)	($)	($)
Daniel P. Reininga	2013	27,795	6,207	277	1,333	774
Rachel A. Foley	2013	20,662	4,607	292	333	270
Beverly J. Sutton	2013	13,138	2,923	171	-	192

(a)We provide certain non-cash perquisites and personal benefits to each Named Executive Officer.  During 2013, the non-cash perquisites and personal benefits for Mr. Reininga, Ms. Foley and Ms. Sutton did not exceed $10,000 in the aggregate and are not included in the above amounts.

(b)Dollar amounts shown for the ESOP reflect the fair market value of $12.20 per share at fiscal year-end 2013 of the shares of common stock allocated in 2013 to each officer’s ESOP account.

(6)	Ms. Sutton was not a named executive officer in 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock awards and stock options outstanding at December 31, 2013.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Daniel P. Reininga	12,646	-	$ 11.50	11/14/2016	4,760	$ 58,072
	10,665	7,108	$ 7.88	1/26/2020	-	-
Rachel A. Foley	17,073	-	$ 11.50	11/14/2016	1,190	$ 14,518
Beverly J. Sutton	11,382	-	$ 11.50	11/14/2016	-	-

______________

(1)

The option awards granted in 2006 for Mr. Reininga, Ms. Foley and Ms. Sutton were 100% vested on December 31, 2011.  The option awards granted in 2010 for Mr. Reininga were 80% vested on January 27, 2014.  The remaining option awards for Mr. Reininga will be fully vested on January 27, 2015.   Option awards are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Stock Option Plan), all unvested awards will become 100% vested.

(2)

Mr. Reininga and Ms. Foley became fully vested in the stock awards that were granted during 2006 as of December 31, 2011.  The stock awards granted to Mr. Reininga in 2010 were 80% vested as of January 27, 2014.  Mr. Reininga has 4,760 remaining stock awards that were granted in 2010.  The remaining stock awards will be fully vested on January 27, 2015.  Ms. Foley has 1,190 stock awards remaining at December 31, 2013 which will be fully vested on January 13, 2014.  Stock awards are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Recognition and Retention Plan), all unvested awards will become 100% vested.

(3)	Market value is calculated on the basis of $12.20 per share, which was the closing sales price for our common stock on the NASDAQ Stock Market on December 31, 2013.

Compensation Plans

Annual Incentive Plan.  Lake Shore Bancorp provides performance-based bonuses to its Named Executive Officers pursuant to the Annual Incentive Plan, which is designed to link awards to our strategic and operating objectives.  The goal of the plan is to have long-term viability and to be attractive to new hires and help retain current employees.  The plan measures business plan goals and objectives and clearly defines these prior to the calendar year for which the plan is in effect.  For purposes of the annual bonus, each Named Executive Officer is evaluated on several corporate performance measures which are established at the beginning of the year and relate to strategic business objectives for the ensuing year.  The Named Executive Officers are also evaluated on individual performance measures that take into account individual responsibilities, in addition to the corporate performance measures.  The individual performance measures are recommended to the Compensation Committee by the Chief Executive Officer. The Chief Executive Officer is not involved in decisions regarding his own performance-based bonus.  Decisions relating to the President and Chief Executive Officer’s performance-based compensation are determined and recommended by the Compensation Committee. The

Compensation Committee will review the recommendations, make any necessary changes, and present the performance measures to the Board of Directors for approval. The individual metrics are discussed under footnote 4 of the Summary Compensation Table.

Supplemental Employee Retirement Plans.  Lake Shore Savings entered into separate supplemental benefit plans in 2001 and 2012 with certain officers.

Effective as of January 1, 2007, the Board of Directors of Lake Shore Savings amended the supplemental benefit plans entered into in 2001 with each of its participants and entered into a new supplemental benefits plan (collectively, the “2007 Executive SERPs”). Under the 2007 Executive SERPs, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the executive’s average final pay (computed over the three years prior to termination of service) multiplied by the executive’s years of service to a maximum percentage of final average pay (projected as of December 31, 2006)  of 40% for Ms. Foley and Ms. Sutton.

The benefit amount is payable over a period of fifteen years commencing at age 65, with the annual benefit payable reduced for termination of service prior to age 65.  In addition, in the event of a change of control, the Named Executive Officer is treated as having attained age 65 for purposes of benefit payments.  Under this plan, if the Named Executive Officer reaches age 65, the annual payment under the plan would be $84,000 for Ms. Foley and $51,000 for Ms. Sutton.

Lake Shore Savings entered into a supplemental executive retirement plan with Mr. Reininga, effective June 30, 2012.  The plan provides that when Mr. Reininga attains age 67, Mr. Reininga will be entitled to an annual benefit of $137,501, which will be paid in monthly installments for 15 years, with the annual benefit payable reduced proportionately in the event of termination or early retirement prior to age 67. If Mr. Reininga is terminated within 24 months after a change in control, he will be entitled to receive either (i) approximately $1.0 million if the termination occurs prior to Mr. Reininga attaining age 58, or (ii) approximately $2.0 million if the termination occurs after Mr. Reininga attains age 58.  Such benefit will be payable in a single lump sum payment within three days of the termination date. Mr. Reininga is the only participant in the plan.  Mr. Reininga is also entitled to an annual benefit payable in monthly installments over a period of fifteen years of (i) $18,165, commencing at age 65, subject to reduction for termination of service prior to age 65, under the Supplemental Benefit Plan for Executives, (ii) $11,199, commencing at age 57 under the 1999 Lake Shore Savings Supplemental Benefit Plan for Directors, and (iii) $7,605, commencing at age 72 under the 2001 Lake Shore Savings Supplemental Benefit Plan for Directors.

Employee Stock Ownership Plan.  This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service with Lake Shore Savings and have attained age 21. Lake Shore Bancorp has loaned the Employee Stock Ownership Plan Trust sufficient funds to purchase a number of shares equal to 8% of the shares sold in Lake Shore Bancorp’s stock offering to persons other than Lake Shore, MHC, or 238,050 shares. These shares were purchased in the open market following completion of the offering at prevailing market prices.

Although contributions to the plan are discretionary, Lake Shore Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Lake Shore Bancorp. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2006 through 2035. Although the repayment period of the loan is scheduled over a 30-year term, we anticipate that we may prepay a portion of the principal which would trigger the release of additional shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

401(k) Defined Contribution Plan.    The Lake Shore Savings tax-qualified 401(k) defined contribution plan is maintained for employees who have completed three months of service and attained age 21.  Eligible employees may make pre-tax contributions to the 401(k) Plan in the form of salary deferrals of up to 75% of their total annual compensation subject to certain IRS limitations.  The plan consists of three components: 401(k), Profit Sharing and Safe Harbor. For the 401(k) component, the Company makes a matching contribution equal to 40% of the eligible employee’s salary deferral, up to 6% of such employee’s compensation after one year of service.  For the profit sharing component, the Company makes a discretionary contribution, up to 5.1% of an eligible employee’s salary, depending on years of service.  Lastly, the Company contributes 3.4% of an eligible employee’s salary based on years of service, which is a discretionary contribution to the Safe Harbor component of the plan.

2006 Stock Option Plan.  The Lake Shore Bancorp, Inc. 2006 Stock Option Plan provides for the grant, to certain officers, employees and outside directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee, of options to purchase common stock of Lake Shore Bancorp at a stated price during a specified period or term. The Compensation Committee, which is the administrative committee for the plan, selects who will receive stock option grants. Any employee of Lake Shore Bancorp or any affiliate approved by the committee may be selected to receive option grants.  The Compensation Committee sets the terms and conditions of the stock options that it grants.  In setting terms and conditions, it must observe the following restrictions: (1) it may not grant options to purchase more than 74,390 shares to any one employee; (2) it may not grant options to purchase more than 14,878 shares to any one non-employee director or options to purchase more than 89,268 shares of Lake Shore Bancorp’s common stock to all outside directors in the aggregate; (3) it may not grant a stock option with a purchase price that is less than the fair market value of a share of Lake Shore Bancorp’s common stock on the date it grants the stock option; (4) it may not grant a stock option with a term that is longer than ten years; and (5) it may not grant options that become exercisable more rapidly than at the rate of 20% per year measured from the date of the grant, with acceleration permitted only in case of death, disability or change of control.

Upon the exercise of an option, the exercise price of the option must be paid in full. Payment may be made in cash, common stock of Lake Shore Bancorp already owned by the option holder, shares to be acquired by the option holder upon exercise of the option or such other consideration as the Compensation Committee authorizes.  If the option is not exercised during its term, it will expire.

2006 Recognition and Retention Plan.  The Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan provides for the grant of restricted stock awards to certain officers, employees and non-employee directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee. These restricted stock awards constitute a right to receive a certain number of shares of common stock of Lake Shore Bancorp upon the award holder’s satisfaction of certain requirements such as continued service until vesting, with accelerated vesting upon death, disability or change in control. As a general rule, if the award holder fails to fulfill the requirements contained in the restricted stock award, the restricted stock award will not vest. Instead, the award will be forfeited and canceled.

The Compensation Committee, which is the administrative committee for the plan,  selects who will receive restricted stock awards. Any employee of Lake Shore Bancorp or any affiliate approved by the Compensation Committee may be selected to receive restricted stock awards.  The Compensation Committee sets the terms and conditions of the restricted stock awards that it grants.  In setting terms and conditions, it must observe the following restrictions: (1) it may not grant more than 30% of the shares authorized by the Recognition and Retention Plan to outside directors; (2) it may not grant more than 5% of the shares authorized by the Recognition and Retention Plan to any one outside director or more than 25% of the shares authorized by the Recognition and Retention Plan to any executive officer; (3) it may not allow the restricted stock awards to vest at a more rapid rate than 20% per year; and (4) it cannot permit accelerated vesting for any reason other than death, disability or a change of control.

As required by the terms of the Recognition and Retention Plan, Lake Shore Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. The trust is not authorized to purchase more than 119,025 shares of common stock of Lake Shore Bancorp and cannot purchase more than this number.

2012 Equity Incentive Compensation.    We have adopted the Lake Shore Bancorp, Inc. 2012 Equity Incentive Plan (the “Equity Incentive Plan”), to provide officers, employees and directors of Lake Shore Bancorp and Lake Shore Savings with incentives to promote our growth and performance.  Shareholders approved the Equity Incentive Plan at the 2012 Annual Shareholders meeting.  As required by the Board of Governors of the Federal Reserve System (“Federal Reserve”), awards may not be made under the Equity Incentive Plan until the Federal Reserve gives its approval.  A request for Federal Reserve approval was made in February 2012;

however, the Federal Reserve has not yet approved or rejected the request.  Consequently, no awards have been made under the Equity Incentive Plan.

Subject to permitted adjustments for certain corporate transactions, the Equity Incentive Plan authorizes the issuance or delivery to participants of an aggregate of up to 200,000 shares of our common stock pursuant to grants of restricted stock awards, incentive stock options and non-qualified stock options.  Employees and directors of Lake Shore Bancorp or its subsidiaries are eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

Employment Agreements. In connection with the appointment of Daniel P. Reininga as President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings, Lake Shore Bancorp and Lake Shore Savings each entered into a separate employment agreement, effective as of January 28, 2011, (collectively, the “Employment Agreement”) with Mr. Reininga.  The Employment Agreements do not provide for any duplicative payments.  The Employment Agreements replace the change in control agreement previously entered into between Mr. Reininga, Lake Shore Bancorp and Lake Shore Savings.

The Employment Agreement provides for a three-year term and the Board of Directors of Lake Shore Bancorp, Inc. and Lake Shore Savings may extend the term on an annual basis, unless written notice of non-renewal is given by the Board of Directors of Lake Shore Bancorp, Lake Shore Savings or by Mr. Reininga.  The Employment Agreement provides for a base salary of $267,000.  In addition, the Employment Agreement provides for, among other things, participation in Lake Shore Bancorp’s and Lake Shore Savings’ employee benefits plans.  The Employment Agreement provides for termination by Lake Shore Bancorp or Lake Shore Savings for “cause,” as defined in the Employment Agreement, at any time.  The Employment Agreement also provides for customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

If Lake Shore Bancorp or Lake Shore Savings terminates Mr. Reininga’s employment for a reason other than for “cause,” or if Mr. Reininga resigns from Lake Shore Bancorp or Lake Shore Savings for “good reason” (as defined in the Employment Agreement), then Mr. Reininga will be entitled to receive a lump-sum severance payment equal to the value of the salary, bonus, short-term and long-term cash compensation that Mr. Reininga received in the calendar year preceding the year in which the termination of employment occurred, divided by twelve and then multiplied by the number of months in the remaining term of the Employment Agreement. In addition, Mr. Reininga will be entitled to continued life, health, dental, accident and long-term disability insurance benefits during the remaining term of the Employment Agreement, with Mr. Reininga responsible for the employee portion of the premiums.  Upon the termination of Mr. Reininga’s employment under these circumstances, Mr. Reininga must adhere to a three-year non-competition restriction.

In the event Lake Shore Savings or Lake Shore Bancorp terminates Mr. Reininga’s Employment Agreement following a change of control or a pending change of control (as defined in the Employment Agreement), Mr. Reininga will be entitled to the payments and benefits described in the prior paragraph, provided, however, that the remaining term of the

Employment Agreement will be deemed to be three full years.  Any severance payments which are subject to Section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under Sections 280G and 4999 of the Internal Revenue Code.

Change of Control Agreement. Lake Shore Savings has entered into a  change of control agreement with Rachel A. Foley, our Chief Financial Officer, which was amended and restated effective January 28, 2011. The agreement  is guaranteed by Lake Shore Bancorp. The term of the agreement is for one year and the Board of Directors of Lake Shore Savings may extend the term on an annual basis, unless written notice of non-renewal is given by the Board of Directors or by Ms. Foley.

Generally, Lake Shore Savings may terminate the employment of the officer covered by the agreement, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Lake Shore Savings or Lake Shore Bancorp signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate the officer’s employment without cause without liability for severance benefits provided that a change of control does occur. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if she had continued working for an additional year. Lake Shore Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of her principal place of employment to a location over 35 miles from Lake Shore Savings’ principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. This agreement also provides death and disability benefits.

If Lake Shore Bancorp and Lake Shore Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreement might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the change of control agreement, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans in effect as of December 31, 2013 (the 2006 Stock Option Plan, 2006 Recognition and Retention Plan, and 2012 Equity Incentive Plan).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock options	230,106	$ 11.05	60,753
Restricted stock	6,595	N/A	34,659
Equity compensation plans approved by security holders, but not yet approved by Federal Reserve Board	—	—	200,000
Total	236,701	$ 11.05	295,412

PROPOSAL TWO:  Approve, on an advisory basis, A NON-BINDING RESOLUTION REGARDING the compensation of our named executive officers

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”), the proxy rules of the SEC were amended to require that not less frequently than once every three years, a proxy statement for an annual meeting of shareholders must include a separate resolution subject to a  shareholder vote to approve the compensation of the Company’s named executive officers disclosed in the proxy statement.

The executive officers named in the summary compensation table above and deemed to be “named executive officers” are Mr. Reininga,  Ms. Foley and Ms. Sutton.  Reference is made to the summary compensation table and disclosures set forth under the “Executive Officer Compensation” section in this proxy statement.

This proposal gives shareholders the ability to vote on the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the “Executive Officer Compensation” section of the proxy statement.”

The shareholder vote on this proposal is not binding on Lake Shore Bancorp, Inc. or the Board of Directors and cannot be construed as overruling any decision made by the Board of Directors.  However, the Board of Directors of Lake Shore Bancorp, Inc. will review the voting results on the non-binding resolution and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends a vote “FOR” the non-binding resolution to approve the compensation of our named executive officers.

PROPOSAL THREE:  RATIFICATION OF APPOINTMENT

OF PARENTEBEARD LLC

The Audit/Risk Committee has appointed the firm of ParenteBeard LLC to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to ratification of such appointment by the Company’s shareholders.

Representatives of ParenteBeard  LLC are not expected to attend the annual meeting, but have been given the opportunity to make a statement if they so desire and will be available should any matter arise requiring their presence.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit/Risk Committee has appointed ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2014. ParenteBeard LLC (including its predecessor Beard Miller Company LLP) has audited our financial statements since 2005.

Fees Incurred

The following table presents fees for professional audit services rendered by ParenteBeard LLC, our independent registered public accounting firm, for the audit of our annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by ParenteBeard LLC during those periods.

	2013	2012
Audit Fees(1)	$ 93,640	$ 89,850
Audit-related fees(2)	22,800	23,150
Tax fees(3)	–	–
All other fees(4)	36,713	34,807
Total	$ 153,153	$ 147,807

___________________________________

(1)Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

(2)Audit-related fees include services rendered for the 2013 and 2012 State of New York Mortgage Agency (SONYMA) audit and services rendered for the audit of the Lake Shore Savings and Loan Association 401(k) Savings Plan and Employee Stock Ownership Plan (ESOP) of Lake Shore Bancorp, Inc., including out-of-pocket expenses.

(3)No tax fees incurred in 2013 or 2012.

(4)All other fees include fees paid for assistance in implementing “eXtensible Business Reporting Language” (XBRL) reporting.

AUDIT/RISK COMMITTEE REPORT

The Audit/Risk Committee reviews Lake Shore Bancorp’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls.

In this context, the Audit/Risk Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Lake Shore Bancorp’s consolidated results of operations and financial condition. The Audit/Risk Committee has discussed significant accounting policies applied by Lake Shore Bancorp in its consolidated financial statements, as well as alternative treatments. Management represented to the Audit/Risk Committee that Lake Shore Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit/Risk Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit/Risk Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA Professional Standards Vol. 1. AU section 380 The Auditor’s Communication With Those Charged With Governance),  as adopted by the Public Company Accounting Oversight Board in Rule 3200-T.

In addition, the Audit/Risk Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from Lake Shore Bancorp and its management. As part of that review, the Audit/Risk Committee has received from ParenteBeard LLC the written statements required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 Communications with Audit Committees Concerning Independence, as adopted by the PCAOB in Rule 3600T. In addition, the Audit/Risk Committee received the written disclosures required by all relevant professional and regulatory standards relating to ParenteBeard LLC’s independence from Lake Shore Bancorp. The Audit/Risk Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to Lake Shore Bancorp is compatible with the auditor’s independence. The Audit/Risk Committee has concluded that the independent registered public accounting firm is independent from Lake Shore Bancorp and its management. The Audit/Risk Committee discussed with Lake Shore Bancorp’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit/Risk Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of Lake Shore Bancorp’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit/Risk Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Lake Shore Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. The Audit/Risk Committee has selected, and the Board of Directors has ratified, the selection of Lake Shore Bancorp’s independent registered public accounting firm.

Lake Shore Bancorp, Inc. Audit/Risk Committee
Nancy L. Yocum, Chairperson
Tracy S. Bennett
Reginald S. Corsi

This foregoing audit/risk committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Audit/Risk Committee Pre-Approval Policy

Consistent with SEC and Public Company Accounting Oversight Board requirements regarding auditor independence, the Audit/Risk Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit/Risk Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Pre-approval of Services. The Audit/Risk Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which, if not pre-approved, are approved by the Audit/Risk Committee prior to completion of the audit.

Exception. The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

•

the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by us to our independent registered public accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of the engagement to be non-audit services; and
•

such services are promptly brought to the attention of the Audit/Risk Committee and approved prior to the completion of the audit by the Audit/Risk Committee or by one or more members of the Audit/Risk Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the committee.

During the year ended December 31, 2013, the Audit/Risk Committee pre-approved the services performed by our independent registered public accounting firm in accordance with their policy.  The de minimis exception (as defined in Rule 202 of the Sarbanes-Oxley Act) was not applied to any of the 2013 total fees.

Delegation. The Audit/Risk Committee may delegate to one or more designated members of the Audit/Risk Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND
TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. We are required to disclose in this proxy statement any late filings or failures to file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2013 were met,  except that Nancy L. LaTulip,  Officer of Lake Shore Savings Bank, filed one late Form 3 reporting as a result of an administrative error.

Transactions with Related Persons

Lake Shore Savings Bank has outstanding loans to its directors, executive officers and their related interests. These loans: (1) were made in the ordinary course of business; (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Lake Shore Savings; and (3) did not involve more than the normal risk of collectability or present other unfavorable features.

It is the written policy of our Board of Directors that a majority of the disinterested members of the entire Board of Directors must approve in advance any extension of credit to any executive officer, director, or principle shareholder and their related interests if the aggregate of all extensions of credit to that insider and his or her related interests exceeds the greater of $25,000 or 5% of Lake Shore Savings’ unimpaired capital and surplus, whichever is greater. The interested party may not participate either directly or indirectly in the voting on such an extension of credit. Prior approval is required, however, for any and all extensions of credit to any insider if the aggregate of all other extensions to that person and their related interests exceeds $500,000, regardless of its percentage of capital.

In addition, pursuant to our Code of Conduct and Ethics, if an officer or director has an interest in a matter or transaction before the Board of Directors, such individual must disclose to the Board of Directors all material non-privileged information relevant to the Board of Directors’ decision on the matter or transaction, including: (1) the existence, nature and extent of their interest; and (2) the facts known to the individual as to the matter or transaction under consideration. The individual must also refrain from participating in the discussion of the matter or transaction and may not vote on the matter or transaction. In addition to approval by the Board of Directors, such transactions and matters must also be approved by the Nominating and Corporate Governance Committee.

ADDITIONAL INFORMATION

Shareholder Proposals for 2015 Annual Meeting

If you wish to submit proposals to be included in our proxy statement for the 2015 annual meeting of shareholders, we must receive them on or before December 5, 2014, pursuant to proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended.  In addition, under our bylaws, any new business or director nominees to be taken up at the annual meeting must be stated in writing and filed with the secretary of Lake Shore Bancorp at least 30 days before the date of the annual meeting, provided, however, that in the event less than 40 days notice of the annual meeting is given, a written proposal or nomination may be accepted from a shareholder not later than the close of business on the tenth day following notice of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting so long as the business relates to a proper matter for shareholder action. Any shareholder may make any other proposal or nomination at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 30 days before the meeting, such proposal or nomination shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter. A shareholder’s notice to the secretary shall set forth as to each such matter the shareholder proposes to bring before the annual meeting (1) a brief description of the proposal desired to be brought or nominee;  and (2) the name and address of such shareholder and the number of shares of common stock of Lake Shore Bancorp that such shareholder owns of record. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

By Order of the Board of Directors,

/s/ Lori Danforth
Lori Danforth
Corporate Secretary
Dunkirk, New York
April 10, 2014

To assure that your shares are represented at the annual meeting, please vote your shares promptly over the Internet, by phone or on a paper proxy card if you request one.

Lake Shore Bancorp, Inc.

This communication is not a form for voting and presents only an overview of the more complete proxy materials that are available to you on the internet or by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper copy or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a paper copy or e-mail copy as instructed in this notice on or before May 8, 2014 to facilitate timely delivery.

Dear Lake Shore Bancorp, Inc. Shareholder:

The 2014 Annual Shareholders Meeting for Lake Shore Bancorp, Inc. (the "Company") will be held at 8:30 A.M., Eastern Standard Time on May 21, 2014 at The Lighthouse Room of the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048. At the Annual Meeting, we will ask you to:

1. Elect three Class Three directors of Lake Shore Bancorp, Inc., each to serve for a three-year period:
2. Approve, on an advisory basis, a non-binding resolution regarding the compensation of our named executive officers;
3. Ratify the appointment of ParenteBeard LLC as the Company's independent registered public accounting firm for the year ending December 31, 2014; and
4. Such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any such matters.

Your Board of Directors recommends a vote "FOR" each of the above proposals.

The following materials are available for you to review online at www.cfpproxy.com/5992:

- the 2013 Annual Report to Shareholders;
- Notice of the Annual Meeting/Proxy Statement;
- Form 10-K, including annual financial statements;
- Proxy card; and
- ESOP Voting Instruction Card

To request a paper copy or e-mail copy of the items related to this meeting and Lake Shore Bancorp, Inc.'s future meetings of shareholders, you will need your Shareholder Control Number that can be found in the lower right hand corner of this letter. Then, either:

➢ Call our toll-free number, (800) 951-2405; or
➢ Visit our website at www.cfpproxy.com/5992; or
➢ Send us an email at fulfillment@rtco.com.

and enter the Shareholder Control Number when prompted or, if you send us an e-mail, enter it in the subject line.

You may vote on-line, by phone, by mail or in person. If you wish to vote on-line or by phone, you will need your Shareholder Control Number which can be found in the bottom right hand corner of this notice. To vote by phone call 1-855-815-8219 on a touch tone phone at no charge. To vote on-line, visit our website at www.cfpproxy.com/5992. If you wish to vote by mail, or in person, you must request a paper copy of the materials by May 8, 2014. We ask that you cast your vote promptly. Thank you for your continued support!

31 East Fourth Street • Dunkirk, N.Y. 14048

'Shareholder Control Number'

REVOCABLE PROXY
Lake Shore Bancorp, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAKE SHORE BANCORP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2014.

The undersigned shareholder of Lake Shore Bancorp, Inc. (the "Company") hereby appoints David C. Mancuso and Kevin M. Sanvidge, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Lake Shore Bancorp, Inc. held of record by the undersigned on March 24, 2014, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 8:30 a.m., Eastern Time, on May 21, 2014, or at any adjournment or postponement thereof, upon the matters described in the Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 10, 2014 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

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Comments:

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IMPORTANT ANNUAL MEETING INFORMATION

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

http://www.cfpproxy.com/5992

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. Elect three candidates to serve as Class Three directors for a three-year term.	☐	☐	☐

Class Three Directors:
(01) Susan C. Ballard (02) Reginald S. Corsi (03) Daniel P. Reininga

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

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The Board of Directors unanimously recommends a vote <u>FOR</u> the proposals listed above.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, this Proxy will be voted <u>FOR</u> the election of all nominees listed above and <u>FOR</u> proposals 2 and 3.**

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 10, 2014.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Lake Shore Bancorp, Inc. at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Lake Shore Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

5992